Exhibit 99.01

                             ANJOU INTERNATIONAL COMPANY
                               1105 North Market Street
                                      Suite 1300
                                    P.O. Box 8985
                              Wilmington, Delaware 19899

                                   November 2, 1995


     United States Filter Corporation
     73-710 Fred Waring Drive
     Suite 222
     Palm Desert, California 92260
     Attention:     Damian C. Georgino, Esq.
               General Counsel

     Dear Sirs:

          It is our understanding that United States Filter Corporation ("USF") intends to file an amendment to a registration statement on Form S-3 (No. 76042) (the "Amended Registration Statement") with the Securities and Exchange Commission (the "SEC") relating to 3,041,092 shares of its common stock, par value $.01 per share ("USF Common Stock"). USF filed on October 6, 1995 a registration statement on Form S-3 (Registration Statement No. 33-63263) (the "Shelf Registration Statement") with regard to 371,229 shares of USF Common Stock acquired by Anjou International Company ("Anjou") from USF pursuant to that certain Stock Purchase Agreement, dated as of August 30, 1995, between Anjou and USF (the "Agreement") (such 371,229 shares of USF Common Stock being referred to herein as the "USF Shares"). The underwriters for the offering that is proposed to be made pursuant to the Amended Registration Statement are Donaldson, Lufkin & Jenrette Securities Corporation, PaineWebber Incorporated, RBC Dominion Securities, Inc. and Salomon Brothers Inc (collectively, the "Underwriters").

          Further, pursuant to an Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Underwriters, USF, Anjou and Eastern Associated Securities Corporation ("Eastern"), a Massachusetts corporation, and as more particularly described therein, Anjou will grant to the Underwriters, severally and not jointly, an option to purchase any or all of the USF Shares (the "Option") at any time during a 30 day period commencing on the date on which the Underwriting Agreement is executed (the "Option Period").

          By this letter agreement, Anjou and USF agree as follows:

          (i) Notwithstanding anything to the contrary in Section 1.02(b) of the Share Disposition Agreement, dated as of October 1, 1995, between Anjou and USF (the "Share Disposition Agreement"), if (A) the closing price for USF Shares for 15 consecutive trading days ending during the Option Period is more than $2.00 per share above the Guaranteed Value (as such term is defined in the Share Disposition Agreement) and (B) the Underwriters do not purchase all of the USF Shares from Anjou pursuant to the Option, then USF's obligations pursuant to Section 1.02(a) of the Share Disposition Agreement shall automatically terminate only if Anjou has not sold all of the USF Shares remaining unsold at the end of the Option Period within 30 Business Days (as defined in the Share Disposition Agreement) after the expiration of the Option Period;

          (ii) Notwithstanding anything to the contrary in Section 5 of the Registration and Transfer Agreement, dated as of October 1, 1995, between Anjou and USF (the "Registration Agreement"), (i) USF shall cause the Shelf Registration Statement to be declared effective on or before the date on which the Option Period expires, and (ii) if, after the Underwriters exercise the Option, the number of USF Shares remaining unsold is less than 100,000, USF shall keep the Shelf Registration Statement effective until a date that is not less than 30 Business Days after the expiration of the Option Period;

          (iii) Anjou understands that the prospectuses under the Shelf Registration Statement and the Amended Registration Statement will be combined under Rule 429 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). In light of the foregoing, USF agrees promptly after the date hereof to contact the staff of the SEC (the "Staff") in order to determine whether, in the event not all of the USF Shares are acquired by the Underwriters pursuant to the Option, USF will be able to reinstate the prospectus included in the Shelf Registration Statement at the time of its original filing (suitably updated) (the "Updated Shelf Prospectus") by means of a prospectus supplement without requiring SEC approval (the "Proposed Action"), and USF shall permit Anjou's counsel to participate in the final discussion with the Staff. If, upon receipt of the Staff's answer, Anjou determines that the Staff's response is favorable, and determines that the Proposed Action can be conducted at no extra cost or burden to itself, USF shall take all action necessary in order to enable Anjou to sell any remaining USF Shares immediately after the expiration of the Option Period pursuant to an effective Shelf Registration Statement with an Updated Shelf Prospectus at no extra cost or burden to Anjou including, without limitation, by filing a supplement with an Updated Shelf Prospectus, if required. If, upon receipt of the Staff's answer, Anjou determines that the Staff's response is unfavorable or that the Proposed Action cannot be undertaken at no extra cost or burden to itself, USF shall take all action necessary in order to put Anjou in no less favorable a position than it would have been had the prospectuses under the Shelf Registration Statement and the Amended Registration Statement not been combined under Rule 429 promulgated under the Securities Act;

          (iv) Notwithstanding anything to the contrary in Section 8 of the Registration Agreement, all of the rights, responsibilities and obligations of the parties pursuant to such Section 8 shall apply in full force and effect with respect to the Amended Registration Statement, as well as the Shelf Registration Statement;

          (v) All of the rights, responsibilities and obligations of the parties pursuant to the Registration Agreement with respect to the payment of the Registration Expenses and the Selling Expenses (as each such term is defined in the Registration Agreement) shall apply in full force and effect with respect to the Amended Registration Statement, as well as the Shelf Registration Statement;

          (vi) The Share Disposition Agreement is hereby amended as follows:

               (A)  Section 1.03(a) provides, in part, the following:  "...
     Section 1.02 shall be effective only if the Seller sells at least 100,000 USF Shares on the NYSE and the resulting sale or sales occur only in amounts not greater on any given day than 25% ..." To the extent that the Option is exercised by the Underwriters for less than all of the USF Shares, then the words "at least 100,000 USF Shares" shall be deemed to read "the lesser of(i) 10,000 USF Shares or (ii) those USF Shares remaining unsold at the expiration of the Option Period";

               (B)  Section 1.03(a) further provides, in part, the following:
     "The Purchaser acknowledges and agrees that not all 100,000 USF Shares must be sold ..." To the extent that the Option is exercised by the Underwriters for less than all of the USF Shares, the word "100,000" shall be deemed to read "of either the lesser of (i) 10,000 USF Shares or (ii) those USF Shares remaining unsold at the expiration of the Option Period";

               (C) Section 1.03(b) provides, in part, the following: "... the Purchaser's obligations under Section 1.02 shall be effective only if the Seller sells at least 100,000 USF Shares on the NYSE and the resulting sale or sales occur only in amounts not greater on any given day than 25% ..." To the extent that the Option is exercised by the Underwriters for less than all of the USF Shares, then the words "at least 100,000 USF Shares" shall be deemed to read "the lesser of (i) 10,000 USF Shares or (ii) those USF Shares remaining unsold at the expiration of the Option Period";

               (D)  Section 1.03(b) further provides, in part, the following:
     "The Purchaser acknowledges and agrees that not all 100,000 USF Shares must be sold ..." To the extent that the Option is exercised by the Underwriters for less than all of the USF Shares, the word "100,000" shall be deemed to read "of either the lesser of (i) 10,000 USF Shares or (ii) those USF Shares remaining unsold at the expiration of the Option Period"; and

               (E) Section 1.03(c) provides, in part, the following: "... then the Seller must give to the Purchaser prior written notice (the "Seller Sale Notice") of its intention to sell not less than 100,000 USF Shares ..." To the extent that the Option is exercised by the Underwriters for less than all of the USF Shares, then the words "not less than 100,000" shall be deemed to read "the lesser of (i) 10,000 USF Shares or (ii) those USF Shares remaining unsold at the expiration of the Option Period".

          (vii)     The Registration Agreement is hereby amended as follows:

               (A) Section 2 provides, in part, the following: "... including, without limitation, the restrictions contained in Section 12 hereof, ..." Such words are hereby deleted;

               (B)  Section 12 is hereby deleted in its entirety; and

               (C) Section numbers following Section 12 are hereby renumbered appropriately to account for the deletion of Section 12.

          (viii) This letter agreement shall not become effective unless and until the Underwriting Agreement shall have been executed by the Underwriters, USF, Anjou and Eastern, and the letter agreement shall be effective on the date of execution of the Underwriting Agreement.

               This letter agreement shall be governed by the laws of the State of New York.

                                        ANJOU INTERNATIONAL COMPANY



                                        By   /s/ C. Farman
                                        _______________________________________
                                        Title:  Vice President and CFO

     Accepted and Agreed
     as of the date first
     written above:

     UNITED STATES FILTER CORPORATION







     By  /s/ Damian C. Georgino
     __________________________________
     Title:  Vice President